Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Abdo Khoury
Chief Financial & Portfolio Officer
(949) 718-4400

DR. JEFFREY RUSH AND RICHARD GILCHRIST

JOIN NHP BOARD OF DIRECTORS

(NEWPORT BEACH, California, August 4, 2008) … Nationwide Health Properties, Inc. (NYSE:NHP) announced today the appointment of Dr. Jeffrey L. Rush and Richard I. Gilchrist to its Board of Directors. “Jeff and Rick are remarkably accomplished leaders who bring valuable experience to NHP,” said Charles D. Miller, NHP’s Chairman of the Board. “We look forward to their contributions and their commitment to helping NHP maintain its reputation for delivering excellent shareholder value.”

Dr. Jeffrey Rush is a 20-year veteran of medical office building acquisition and development. He is the Chairman of Pacific Medical Buildings LLC, a developer, owner and manager of medical office buildings in the western United States. Dr. Rush was a practicing board-certified radiologist for 25 years. He served as Chairman of Radiology at Alvarado Hospital, San Diego, California, founder of Mobile MRI Inc., and a member of the Physicians Advisory Board of National Medical Enterprises. He is currently active in numerous medically-related, bio-tech, pharmaceutical, and real estate ventures. “In addition to his wealth of medical and real estate experience, Jeff brings to our Board preeminent credibility in the medical office sector which will be invaluable to NHP as we grow our medical office building portfolio,” said Douglas M. Pasquale, NHP’s President and CEO.

Richard Gilchrist serves as President of The Irvine Company’s Investment Properties Group. Mr. Gilchrist has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States. In his current role, Mr. Gilchrist guides all aspects of The Irvine Company’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. The Irvine Company is a 140-year old privately held company known throughout the world as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. Prior to joining The Irvine Company, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc. in Los Angeles. At Maguire Properties, he oversaw significant growth in the company’s portfolio, both through acquisitions and development, and spearheaded the REIT’s successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive of the privately held REIT, Commonwealth Atlantic Properties, where he managed the planning and entitlement of an 11 million square foot mixed-use project. “We are extremely fortunate to have one of the real estate industry’s most versatile and highly regarded executives join our Board. Rick brings to NHP invaluable experience in all aspects of real estate and REIT activities,” commented Douglas M. Pasquale.

The appointments are effective August 1, 2008. Nationwide Health Properties was assisted in its Director search by Korn/Ferry International. In addition to Dr. Rush and Mr. Gilchrist, NHP’s other directors include: Charles D. Miller (Chairman), Douglas M. Pasquale (President & CEO), R. Bruce Andrews, David R. Banks, William K. Doyle, Robert D. Paulson, Keith P. Russell, and Jack D. Samuelson.

Nationwide Health Properties, Inc. is a real estate investment trust that invests in senior housing facilities, long-term care facilities and medical office buildings. The Company has investments in 562 facilities in 43 states. For more information on Nationwide Health Properties, Inc., visit our website at www.nhp-reit.com.

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FORWARD LOOKING STATEMENTS

Certain information contained in this release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. Risks and uncertainties associated with our business include (without limitation) the following: deterioration in the operating results or financial condition, including bankruptcies, of our tenants; non-payment or late payment of rent by our tenants; our reliance on two tenants for a significant percentage of our revenue; occupancy levels at certain facilities; our level of indebtedness; changes in the ratings of our debt securities; access to the capital markets and the cost of capital; government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs; the general distress of the healthcare industry; increasing competition in our business sector; the effect of economic and market conditions and changes in interest rates; the amount and yield of any additional investments; risks associated with acquisitions, including our ability to identify and complete favorable transactions, delays or failures in obtaining third party consents or approvals, the failure to achieve perceived benefits, unexpected costs or liabilities and potential litigation; the ability of our tenants to repay straight-line rent or loans in future periods; the ability of our tenants to obtain and maintain adequate liability and other insurance; our ability to attract new tenants for certain facilities; our ability to sell certain facilities for their book value; our ability to retain key personnel; potential liability under environmental laws; the possibility that we could be required to repurchase some of our senior notes; the rights and influence of holders of our outstanding preferred stock; changes in or inadvertent violations of tax laws and regulations and other factors that can affect real estate investment trusts and our status as a real estate investment trust; and

other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by us pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. We disclaim any intent or obligation to update these forward-looking statements.